Exhibit 10.1

AMENDMENT NO. 2 TO COMMON STOCK SALES AGREEMENT

November 13, 2020

H.C. Wainwright & Co., LLC

430 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

aTyr Pharma, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (the “Agent”) are parties to that certain Common Stock Sales Agreement dated May 21, 2019, as amended on June 18, 2019 (together, the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement pursuant to the terms of this amendment No. 2 to the Original Agreement (this “Amendment No. 2”) as follows:

1.The first paragraph of Section 1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Issuance and Sale of Placement Shares.  The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, and in its sole discretion, it may issue and sell through or to HCW, as sales agent or principal, up to $20,000,000 of shares (the “Placement Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”); provided however, that in no event shall the Company issue or sell through or to HCW such number of Placement Shares that (a) exceeds the number of shares or dollar amount of Common Stock registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made, (b) exceeds the number of shares or dollar amount registered on the Prospectus Supplement (as defined below), or (c) would cause the Company to exceed the dollar amount limitations set forth in General Instruction I.B.6 of Form S-3 (the lesser of (a), (b) or (c), the “Maximum Amount”).  Pursuant to this Agreement, shares of Common Stock were previously sold for $6,509,937 in aggregate gross proceeds under a prior prospectus and prior prospectus supplements. Under this Agreement, as amended by Amendment No. 1 to Common Stock Sales Agreement, dated June 18, 2019 and Amendment No. 2 to Common Stock Sales Agreement, dated November 13, 2020, the Company may issue and sell through or to HCW, as sales agent or principal, further shares of Common Stock having an aggregate offering price of up to $13,490,063 pursuant to the Prospectus (as defined below).  Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the number of Placement Shares issued and sold under this Agreement shall be the sole responsibility of the Company and that HCW shall have no obligation in connection with such compliance.  The issuance and sale of Placement Shares through or to HCW will be effected pursuant to the Registration Statement, although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue any Placement Shares.”

2.All references to “May 21, 2019 (as amended by Amendment No. 1 to Common Stock Sales Agreement, dated June 18, 2019)” set forth in Schedule 1 and Exhibit 7(m) of the Original Agreement are revised to read “May 21, 2019 (as amended by Amendment No. 1 to Common Stock Sales Agreement, dated June 18, 2019 and Amendment No. 2 to Common Stock Sales Agreement, dated November 13, 2020)”.

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3.Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

4.Entire Agreement; Amendment; Severability. This Amendment No. 2 to the Original Agreement together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment No. 2; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

5.Applicable Law; Consent to Jurisdiction. This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

6.Waiver of Jury Trial. The Company and the Agent each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this amendment or any transaction contemplated hereby.

7.Counterparts. This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission.

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If the foregoing correctly sets forth the understanding among the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

Atyr pharma, inc.

By: /s/ Sanjay S. Shukla

Name: Sanjay S. Shukla, M.D., M.S.

Title:President and Chief Executive Officer

H.C. WAINWRIGHT & cO., LLC

By:  Edward D. Sivera

Name: Edward D. Silvera

Title:  Chief Operating Officer

[Signature page to Amendment No. 2 to Common Stock Sales Agreement]